                 LICENSE AGREEMENT


THIS AGREEMENT is entered into as of the 16th day of March, 1995, by and between THE UNITED STATES PLAYING CARD COMPANY, an Ohio corporation, whose address is 4590 Beech Street, Cincinnati, Ohio 45212 (herein called "USPCC") and SHARPS INTERNATIONAL, a Nevada limited partnership, whose address is 815 S. Third Street, Las Vegas, Nevada 89101 (herein called "Sharps")

WITNESSETH:

WHEREAS, USPCC is engaged in the business of manufacturing, producing and selling playing cards and has developed a sales force to market its products;

WHEREAS, Sharps has exclusive rights in an improved playing card design layout for playing the game referred to as "Blackjack" or "Twenty-One" and has claims to patent rights (as described in U.S. Patent Application Serial No. 08/165,302 filed December 9, 1993, entitled "Cards and Methods for Playing Casino 21 or Blackjack"), copyrights, trademarks and other proprietary information related thereto and described in Appendix A, attached hereto and incorporated herein by reference (the "Proprietary Information");

WHEREAS, Sharps desires to utilize the sales force developed by USPCC to market products manufactured pursuant to a license of the Proprietary Information, and USPCC desires to serve as a manufacturer and distributor of playing cards which utilize the Proprietary Information;

NOW, THEREFORE, the parties agree as follows:


1.	License and Manufacture.

(a)	Sharps hereby grants to USPCC the right and license during
the term of this Agreement to manufacture and sell to the customers in the sales territory set forth in this Agreement, decks of playing cards (as described in Appendices A and B, attached hereto, and referred to herein as the "Playing Cards") which utilize the Proprietary Information. USPCC agrees to use the Proprietary Information only for the purposes set forth herein, and will not disclose the Proprietary Information to any third party or use it in any other manner without the prior written consent of Sharps.

 (b)	Notwithstanding Paragraph 1(a) hereof, USPCC acknowledges that the
Proprietary Information has been licensed to Gemaco, whose address is 900 S.
Vista Avenue, P.O. Box 499, Independence, Missouri 64051, and	that the
granting of such license by Sharps does not constitute a breach of the terms of this Agreement and that the exclusivity is subject to the rights granted to Gemaco.

	2	Patent and Trademark Notices. Sharps will provide USPCC
with all appropriate patent and trademark notices. USPCC shall incorporate such notices and Sharps' trademarks, as shown in Appendix C attached hereto, into insert cards in each deck of Playing Cards. USPCC further agrees to incorporate all patent and trademark notices into sales and promotional materials produced by USPCC relating to the Playing Cards.

3.  Ownership.   Sharps represents and warrants that the Proprietary
Information is not in the public domain, that is, members of the public may not copy and exploit the Proprietary Information without authorization from Sharps, that it is rightfully owned by Sharps, and that Sharps has the sole and exclusive right to grant to USPCC this license. Sharps further represents and warrants that incorporation of the Proprietary Information into the manufacture, sale, advertising and distribution of the Playing Cards will not by itself conflict with any agreement or commitment of Sharps nor cause conflict with the rights of any third party. All applicable rights to patents, copyrights, trademarks and trade secrets in the Proprietary Information, and any improvements, enhancements and additional inventions relating thereto, are and shall remain in Sharps.

4.	Infringement.

(a)	in the event a claim of infringement of a patent, copyright, trademark, license or other proprietary right, which directly results from incorporation of the Proprietary Information into the Playing Cards, is brought against USPCC, USPCC agrees to inform Sharps by written notice as soon as is practical and in any event within thirty (30) days. Sharps agrees to defend at its own expense any such suits against USPCC, its officers, employees and agents, and Sharps further agrees to indemnify and hold harmless USPCC, its officers, employees and agents from any and all damages, liability or expenses arising out of such claims of infringement of a patent, copyright, trademark, license or other proprietary right which is directly caused by use of the Proprietary Information in the Playing Cards.

(b)	In the event of a claim of infringement against USPCC arising from
USPCC's use of the Proprietary Information, USPCC shall have the option to terminate this Agreement upon delivery of written notice to Sharps.

(c)	If, as a result of any claim of infringement of a patent,
copyright, trademark, license or other proprietary right which directly results from incorporation of the Proprietary Information into the Playing Cards, USPCC is temporarily restrained or enjoined from using the Proprietary Information, USPCC can not be terminated pursuant to the terms of paragraph 14(b) hereof and no further royalties shall accrue while such temporary restraining order or injunction is in effect, unless USPCC continues to sell the Playing Cards utilizing the Proprietary Information, in which case royalties shall continue. In the event a permanent, nonappealable, injunction is granted enjoining USPCC from manufacturing and selling the Playing Cards, this Agreement shall terminate upon the issuance of such permanent injunction. The provisions of this Section shall apply only if the infringement is caused directly by use of the Proprietary Information. USPCC agrees to take any reasonable actions required to be taken if by taking such action infringement can be avoided.

(d)	USPCC agrees to inform Sharps by written notice as soon as
is practical, and in any event within thirty (30) days, of any party which USPCC believes is using the Proprietary Information to manufacture and sell playing cards without authorization from Sharps. Sharps shall have two (2) months from receipt of the written notice to investigate the claim and either stop the unauthorized use or take legal action to stop the unauthorized use. If Sharps chooses not to bring an action against the unauthorized use, it shall so notify USPCC in writing within thirty (30) days. If in USPCC's reasonable judgment, such use by a third party materially impairs the benefits accruing to USPCC hereunder, USPCC shall have the right to terminate this Agreement after written notice to Sharps. If legal action is taken by Sharps, and at the conclusion of the legal proceedings Sharps is unable to stop said unauthorized use, USPCC shall have the right to terminate this Agreement after written notice to Sharps.

5.	USPCC Licensure.  Sharps agrees to disclose to USPCC the identity of all partners of Sharps and all other information which USPCC is required to disclose to any state regulatory agency, gaming jurisdiction or other body which regulates the gaming industry and its suppliers. The parties agree that if such disclosure reveals information which, in USPCC's judgment, would subject USPCC to the loss of a state license or disqualification from doing business in any state or gaming jurisdiction, then Sharps agrees to either
(a) reorganize to eliminate the partner whose background threatens USPCC's state licensure/qualification; or (b) assign ownership of the Proprietary Information to USPCC or another assignee which will not result in such loss of license or disqualification. Following any such assignment, payment of royalties hereunder by USPCC will be made to the assignee or other designee.

6.	USPCC Design. USPCC shall provide Sharps with the appropriate copy and art ("C-Prints") for use in designing the faces of the Playing Cards, but Sharps acknowledges that such C-Prints constitute confidential, proprietary, and copyrighted information and will not be used by Sharps for any other purpose without the prior written consent of USPCC. Upon completion of the work to design the faces of the Playing Cards, Sharps will immediately return all C-Prints and any copies to USPCC. Further, upon termination of this Agreement for any reason, Sharps will immediately remove all USPCC designs from all computer memory and certify to USPCC in writing that it has done so.

7.	Sales Territory. The territory for the license granted hereunder shall be worldwide. The parties agree that there shall be no restrictions on USPCC with respect to the types of customers to which USPCC may sell the Playing Cards or the sales territory in which USPCC may offer the Playing Cards.

8.	Term. This Agreement shall commence upon the date it is executed by both parties and shall remain in effect until terminated pursuant to the terms of Paragraph 4, 9 or 14 hereof or until the term of any valid patent for the Proprietary Information shall have expired or shall become invalid as a result of a final, nonappealable judgment by a court of competent jurisdiction. This Agreement and the rights of USPCC hereunder shall not be modified, affected or terminated by reason of the insolvency, bankruptcy, receivership, or assignment for the benefit of creditors of Sharps or by any action or proceeding pertaining to the financial condition of Sharps.

9.	Royalties.

(a)	USPCC shall pay Sharps a royalty on the invoice for shipment of the
Playing Cards by USPCC in the amount of Four (4) Cents for each deck of Playing Cards sold by USPCC. Sharps shall not be entitled to a royalty f or any deck of Playing Cards which is returned to USPCC by the customer, and to the extent that royalties have been paid to Sharps for returned decks, USPCC shall be entitled to offset the amount of all such royalties paid on returned decks against the next royalty payment due Sharps.

(b)	In the event Sharps, U.S. Patent Application Serial No. 08/165,302 or any other patent application to the Proprietary Information is denied, expires or is judicially determined to be invalid, and, in USPCC's reasonable judgment, such denial, expiration, or invalidity materially impairs the commercial benefits accruing to USPCC hereunder, USPCC shall have the right to terminate this Agreement after written notice to Sharps. Any such termination shall be without prejudice to Sharps' right to object to USPCC's use of the Proprietary Information which is not the subject of the denial, expiration or judicial declaration of invalidity referred to above.

(c)	Sharps acknowledges that USPCC has, prior to the execution of this
Agreement, manufactured decks of playing cards to be used for "peeking" purposes, and that the sale of any such decks of playing cards by USPCC during the term of this Agreement is not part of this Agreement and shall not result in any obligation on the part of USPCC to pay royalties to Sharps for the sale of such playing cards, unless such playing cards are modified to use the Proprietary Information.

10.	Most Favored Royalty. Sharps agrees that the royalty rate specified in Paragraph 9 shall be revised to match a more favorable rate granted to Gemaco or any other licensee of the Proprietary Information while this Agreement remains in effect.

11.	Sales and Promotion.  USPCC agrees that during the term of this
Agreement it will have its sales personnel make calls on customers to sell and promote the Playing Cards and will use its best efforts to market the Playing Cards.

12. Payment of Royalties. USPCC shall pay Sharps the royalties due under this Agreement within thirty (30) days after the end of each calendar quarter (March 31, June 30, September 30, December 31) while this Agreement is in effect. Each payment of royalties shall be accompanied by a written itemized statement prepared by USPCC showing the number of decks of Playing Cards invoiced and the amount of the royalties by account. Each listing shall show the customer's name, the number of decks invoiced during the preceding quarter, and the calculation of the royalty due. Sharps agrees to treat this information as confidential, proprietary information of USPCC and further agrees not to disclose this information to any other person, organization or firm.

13.	Audit.

(a)	Sharps shall have the right, during regular business hours and with reasonable notice, to hire an independent accounting firm to perform an audit of USPCC's books and records not more than two (2) times per calendar year while this Agreement is in effect to verify the accuracy of sales statements provided and royalties paid to Sharps by USPCC; provided, however, that such independent accounting firm shall not be allowed to disclose any of USPCC's pricing information to Sharps which is revealed during such audit, and USPCC may refuse to allow such audit to be performed until the independent accounting firm retained by Sharps to perform such audit enters into a nondisclosure agreement with USPCC agreeing to be bound by the restriction set forth in this Paragraph.

(b)	In the event that the audit reveals an underpayment by USPCC, then
USPCC shall, within ten (10) business days of Sharps providing notice of such
underpayment, pay to Sharps the amount of such underpayment. 	The fees and
costs incurred by Sharps in performing the audit	shall be the
responsibility of Sharps, unless the audit reveals an	underpayment by USPCC
in any calendar quarter of $1,000 or more, in which case the fees and costs of the audit shall be paid by USPCC.

14.	Termination. This Agreement may be terminated by either party immediately upon written notice to the other party for cause. For purposes of this Agreement, the parties agree that "cause" shall be defined as:

(a)	material breach of any term or condition of this Agreement which is not cured within ninety (90) calendar days after receipt of written notice from the non-breaching party, except with respect to payment of royalties, in which case USPCC shall have ten (10) business days to cure such default after delivery of written notice by Sharps; or

	(b) beginning July 1, 1995, failure of USPCC to sell 100,000 or more decks of Playing cards in any calendar year.

15.	Quality of Playing Cards. It is agreed by the parties that the quality of the Playing Cards upon which the Proprietary Information will be used will be the same as USPCC's BEE brand or ARISTOCRAT brand playing cards.

16.	Inspection of Sales.  USPCC agrees that, upon request of Sharps,
USPCC will either (i) ship to Sharps a sample card (joker) with a hole drilled through the center, or (ii) make available for Sharps' inspection at USPCC's facility in Cincinnati, Ohio, a sample deck with a hole drilled through the center, for each different model of the Playing Cards which is manufactured by USPCC.

17.	Notices.  All notices required to be sent under this Agreement shall be sent by overnight delivery service or by certified or registered mail to the addresses listed in the first paragraph of this Agreement, unless a party notifies the other party in writing of any change of address. Notice shall be effective upon receipt if delivered, and three (3) business days after mailing if mailed.

18.	Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of Nevada.

19.	Entire Agreement. This Agreement constitutes the entire agreement of
Sharps and USPCC with respect to the subject matter of this Agreement. This Agreement may only be modified in writing, signed by both parties.

20.	Successors and Assigns. The license granted hereunder is and shall be personal to USPCC and shall not be assignable by either party without the prior written consent of the nonassigning party.

21.	No Waiver.  No waiver by either party of a breach or default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

22.	Severability. In the event any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other term or provision of this Agreement and shall be interpreted and construed as if such term or provision, to the extent it shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

23.	Arbitration. Any claim, dispute or controversy arising out of or in connection with or relating to the interpretation or enforcement of this Agreement shall be settled, insofar as possible, by mutual consultation and consent of the parties. If the parties are unable to resolve such claim, dispute or controversy, then such claim, dispute or controversy shall be submitted by the parties to arbitration by the American Arbitration Association under the Commercial Arbitration Rules then in effect for that Association. The arbitration award may be entered in any court having competent jurisdiction with respect to this Agreement. The cost of such arbitration shall be paid by the non-prevailing party unless otherwise determined by the arbitrator or arbitrators.


THIS LICENSE AGREEMENT CONTAINS A BINDING
ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


IN WITNESS WHEREOF, USPCC and Sharps have executed duplicate originals of this License Agreement as of the day and year first above written.


SHARPS INTERNATIONAL "Sharps"

By:

Partner

THE UNITED STATES PLAYING CARD COMPANY


By:

Name:

Title:

APPENDIX A

Description of Proprietary Information


1.	The playing cards and methods described in the materials of Appendix
B or subsequently filed patents or patent applications on substantially the same technology.

2.	The trademarks of Appendix C and other trademarks agreed to between the parties for use with the Playing Cards.

3.	All designs protected under copyright prepared in whole or in part by Sharps and used in the Playing Cards manufactured by United
States Playing Card Company.

APPENDICES B1-B4
Description of Playing Cards
See attached copies of U.S. patent applications Bl-B3:

Bl	U.S. Patent Application Serial No. 08/165,302 filed
December 9, 1993;

B2	U.S. Patent Application Serial No. 29/028,882 filed
September 23, 1994;

B3-	U.S. Patent Application Serial No. 08/353,526 filed
December 8, 1994.

See attached copy of descriptive publication prepared by Sharps as Appendix B4.

APPENDIX C

Sharps' Trademarks


1.	"Safety Peek"

2.	"Sharps"

3.    "Sharps International"

APPENDICES B1-B4

Description of Playing cards
See attached copies of U.S. patent applications Bl-B3:

BI	U.S. Patent Application Serial No. 08/165,302 filed
December 9, 1993;

B2	U.S. Patent Application Serial No. 29/028,882 filed
September 23, 1994;

B3	U.S. Patent Application Serial No. 08/353,526 filed
December 8, 1994.

See attached copy of descriptive publication prepared by Sharps as Appendix
B4.